UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

QUANTUM COMPUTING INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

QUANTUM COMPUTING INC.

5 Marine View Plaza, Suite 214

Hoboken, NJ 07030

Telephone: (703) 436-2161

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 10, 2024

November 19, 2024

Quantum Computing Inc. (the “Company,” “we,” “us,” or “our”) is filing this proxy statement supplement (this “Supplement”) to update and amend its definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission on November 1, 2024, in connection with the solicitation of proxies by our Board of Directors for use at our 2024 Annual Meeting of Stockholders to be held on Tuesday, December 10, 2024, at 10:00 a.m. local time at the Company’s corporate offices located at 5 Marine View Plaza, Suite 214, Hoboken, NJ 07030 (the “Annual Meeting”). Except as updated or supplemented by this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or during the Annual Meeting. This Supplement should be read together with the Proxy Statement. This Supplement, our Notice of Annual Meeting of Stockholders, the Proxy Statement, a form of proxy and our Annual Report on Form 10-K for the year ended December 31, 2023, are available at www.cleartrustonline.com/qubt.

Withdrawal of Proposal No. 4

On November 18, 2024, the Company paid off the Secured Convertible Promissory Note, in the initial principal amount of $8,250,000, issued by the Company to Streeterville Capital, LLC on August 6, 2024 (the “Note”), using a portion of the proceeds from the Company’s previously announced registered direct offering of an aggregate of 16,000,000 shares of the Company’s common stock at a purchase price of $2.50 per share. As discussed in the Proxy Statement, the Note provided that beginning on February 6, 2025, Streeterville had the right to redeem up to $750,000 of the outstanding balance of the Note per calendar month, and the Company could pay such redemption amounts in cash or by converting all or a portion of such applicable redemption amounts into shares of its common stock.

As the Note is no longer outstanding, the Company will not issue any shares of its common stock in connection with redemptions of amounts outstanding thereunder. As a result, the proposal to approve, for purposes of complying with Listing Rule 5635(d) of The Nasdaq Stock Market LLC, the issuance of 20% or more of our outstanding shares of common stock upon the conversion of the outstanding balance of the Note (“Proposal No. 4”) will be withdrawn from the agenda items, and not presented or voted upon, at the Annual Meeting, nor will any votes cast in regard to Proposal 4 be tabulated or reported.

Effect on Voting

The form of proxy included with our proxy materials at www.cleartrustonline.com/qubt and proxy cards sent to stockholders pursuant to any requests for a paper copy of the proxy materials by mail remain valid. Any votes that are submitted with respect to Proposal No. 4 will be disregarded. If you have already submitted your proxy (whether by the Internet, by telephone or, if you requested a paper copy of the proxy materials and received a proxy card, by mail), you do not need to take any action unless you desire to change your vote by submitting a new proxy, and your shares will be voted as specified therein, other than any votes with respect to the Proposal No. 4. If you have not yet submitted your proxy, please disregard Proposal No. 4 when submitting your proxy.

None of the other agenda items presented in the Proxy Statement are modified by this Supplement. The shares represented by proxies submitted at or prior to the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed therein.